Exhibit 99.1

KIMBALL INTERNATIONAL, INC. EXPANDS STOCK REPURCHASE AUTHORIZATION

JASPER, IN (October 16, 2007) - Kimball International, Inc. (NASDAQ: KBALB) reported today that its Board of Directors voted to expand the Company's stock repurchase authorization by 2,000,000 shares of the Company's common stock. The shares of common stock purchased pursuant to this resolution may be used to fund acquisitions, future stock dividends, awards under stock-based compensation programs, and other corporate uses.

During the quarter ended September 30, 2007, the Company completed buying back the 2,000,000 shares of Class B common stock previously authorized for repurchase by the Board of Directors. The stock was repurchased from June 2007 through September 2007 at an average price of $12.96 and a total investment of $25.9 million. Since 1997, the Company has repurchased $101 million of stock. The Company had 36.9 million shares of common stock outstanding as of September 30, 2007.

"Today's announcement reflects the strong confidence of our Board and management team in the growth and cash generation ability of our businesses," stated James Thyen, Chief Executive Officer and President, Kimball International.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture segment and the Electronic Manufacturing Services segment. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"